                                                            Exhibit 99.1

Company Contact:                                                                                                        Investor Contact:
Gordon Sangster (gsangster@micruscorp.com)                                                     Jody Cain (jcain@lhai.com)
Chief Financial Officer                                                                                                 Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation                                                                            Lippert/Heilshorn & Associates, Inc.
(408) 433-1400                                                                                                                (310) 691-7100

MICRUS ENDOVASCULAR REPORTS FIRST QUARTER FINANCIAL RESULTS

Affirms Fiscal 2009 Revenue Guidance

Conference Call Begins at 10:30 a.m. Eastern Time Today

SAN JOSE, Calif. (August 7, 2008) – Micrus Endovascular Corporation (Nasdaq: MEND) today reported financial results for the three months ended June 30, 2008.

Revenues for the first quarter of fiscal year 2009 were $18.3 million, up 9% compared with revenues of $16.8 million for the first quarter of fiscal year 2008 primarily due to an increase in the number of microcoil products sold.  Revenues from the Americas increased 11% to $10.5 million over the first quarter of last year, which included the recognition of approximately $0.7 million in revenue resulting from a change in the Company’s revenue recognition policy for sales made to Latin American distributors from a cash collection basis to per shipment basis. Revenues from Europe decreased by 4% to $5.7 million, compared with the first quarter of fiscal 2008.  Revenues from Asia Pacific increased 48% to $2.1 million and included sales of $1.9 million to the Company’s distributor in Japan, compared with revenues of $1.4 million for the comparable prior-year quarter, which included sales of $1.1 million to the Company’s distributor in Japan.

Fiscal First Quarter and Recent Highlights
•
Shonin approval from the Ministry of Health, Labour and Welfare to market in Japan the Company’s Cerecyte® microcoil product line, including the MicruSphere®, Presidio®, HeliPaq® and UltiPaq® Cerecyte embolic coils. Sales of the Company’s Cerecyte microcoils will be managed by the Company’s distribution partner, Goodman Co., Ltd.

•
CE Mark authorization for the Pharos™ Vitesse™ intracranial stent for commercial distribution in the European Union and all other countries recognizing the CE Mark.  The Pharos Vitesse is Micrus Endovascular’s balloon-expandable stent for intracranial ischemic stenosis and wide-neck aneurysm treatment.

•	U.S. Food and Drug Administration conditional approval of the Vitesse Intracranial Stent Study for Ischemic Therapy (VISSIT) clinical trial.
•
U.S. regulatory approval for the stretch-resistant and Cerecyte versions of the DeltaPaq™ microcoil family, which may provide between 10% and 20% greater packing density compared to other platinum coils.

“Looking forward, we expect increased revenue growth in the coming quarters from the introduction of our Cerecyte microcoils in Japan following Shonin approval announced in July, and the introduction of new products,” said John Kilcoyne, Chairman and CEO of Micrus Endovascular.  “These new products include the DeltaPaq microcoil system, which we believe materially improves our competitive position in the filing segment of the coil market, and Pharos Vitesse intracranial stent, both of which are expected to begin impacting revenues in the second half of this fiscal year.”

"I am also very pleased to announce that we are in the process of negotiating a settlement with Boston Scientific and the U.C. Regents (which licensed some of the patents-in-suit to Boston Scientific but is not a party to the lawsuit).  These negotiations currently contemplate the issuance by Micrus of $1.65 million in stock that would accompany patent cross-licenses between Micrus and Boston Scientific.  This issuance of stock, together with a payment of $950,000 by Boston Scientific to the U.C. Regents, would be made to the U.C. Regents to satisfy the Regents' claim for royalties related to these patents," stated Mr. Kilcoyne.

First Quarter Financial Results
Gross margin for the first quarter of fiscal 2009 was 75%, compared with 78% in the first quarter of fiscal 2008.  The decrease was primarily due to higher sales to distributors at lower margins primarily in Japan and Latin America.  Non-cash stock-based compensation expense included in cost of goods sold was $117,000 and $116,000 for the first quarters of fiscal 2009 and 2008, respectively.

Research and development (R&D) expenses for the quarter were $3.0 million, compared with $2.0 million for the comparable prior-year period.  The increase was mainly due to an increase related to higher headcount and an increase related to product testing, outside services and supplies.  Non-cash stock-based compensation expense included in R&D was $169,000 and $112,000 for the first quarters of fiscal 2009 and 2008, respectively.

Sales and marketing expenses for the quarter were $8.1 million, up from $6.5 million for the first quarter of fiscal 2008. The increase was mainly due to increased personnel and travel costs related to higher headcount in North America, Europe and Asia, an increase in compensation resulting from higher sales and changes in the sales compensation structure, and an increase in trade show, meeting and conference costs.  Non-cash stock-based compensation expense included in sales and marketing was $441,000 and $245,000 for the first quarters of fiscal 2009 and 2008, respectively.

General and administrative expenses for the quarter were $9.6 million, compared with $6.3 million in the previous year.  The increase is primarily due to the accrued settlement costs in connection with the patent litigation with Boston Scientific, an increase in headcount and an increase in legal fees primarily related to the DOJ monitorship which has now concluded.  Non-cash stock-based compensation expense included in general and administrative was $822,000 and $583,000 for the first quarters of fiscal 2009 and 2008, respectively.

The net loss for the first quarter of fiscal 2009 was $6.6 million, or $0.42 per share on 15.6 million weighted-average shares outstanding.  The net loss for the first quarter of fiscal 2009 included $1.5 million, or $0.10 per share, of non-cash stock-based compensation expense.  The net loss for the first quarter of fiscal 2008 was $1.4 million, or $0.09 per share on 15.3 million weighted-average shares outstanding.  The net loss for the first quarter of fiscal 2008 included $1.1 million, or $0.07 per share, of non-cash stock-based compensation expense.

Fiscal Year 2009 Revenue Guidance
The Company affirms its expectation that fiscal year 2009 revenues will be between $78 million and $85 million, representing growth of 13% to 23%, compared with fiscal year 2008.  This guidance reflects only the contractual minimum sales to the Company’s distributor in Japan and no sales in China.

Conference Call
Micrus Endovascular management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions.  To participate in the call please dial (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S.  Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 56655265. A webcast replay will be available for 30 days.

About Micrus Endovascular Corporation
Micrus develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases.  Micrus products are used by interventional neuroradiologists, interventional neurologists and neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke.  Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide.  The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system.  Micrus’ proprietary, three-dimensional microcoils automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes.  Micrus also sells accessory devices and products used in conjunction with its microcoils.  For more information, visit www.micruscorp.com.

Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information, including estimated fiscal 2009 revenues. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations.  Such factors include the risk of inconclusive or unfavorable clinical trial results, the uncertain market for balloon-expandable stents to treat intracranial stenoses, the Company’s ability to obtain, and the timing of, regulatory approvals and clearances for its products, product enhancements or future products, and the outcome of the Company's patent litigation with Boston Scientific Corporation, including the risk that a definitive settlement agreement with Boston Scientific Corporation will not be reached on the terms described above, or at all.  Other risk factors include the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing Micrus’ relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, and other filings with the Securities and Exchange Commission.  All forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intention or obligation to update forward-looking statements.

 [Financial Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	June 30,	March 31,
	2008	2008

ASSETS
Current Assets:
Cash and cash equivalents	$16,917	$25,526
Accounts receivable, net	9,474	11,297
Inventories	11,688	11,495
Prepaid expenses and other current assets	1,175	1,570
Deferred tax assets	110	-
Total current assets	39,364	49,888

Property and equipment, net	5,771	5,285
Goodwill	9,006	8,549
Intangible assets, net	6,716	7,153
Deferred tax assets	9	9
Other assets	1,323	1,448

Total assets	$62,189	$72,332

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,036	$3,680
Accrued payroll and other related expenses	4,547	7,930
Deferred tax liabilities	-	43
Accrued liabilities	8,238	9,431
Total current liabilities	16,821	21,084
Deferred tax liabilities	247	314
Other non-current liabilities	1,748	2,754
Total liabilities	18,816	24,152

Stockholders' Equity:
Common stock	156	156
Additional paid-in capital	121,770	119,897
Accumulated other comprehensive loss	(589)	(511)
Accumulated deficit	(77,964)	(71,362)
Total stockholders' equity	43,373	48,180

Total liabilities and stockholders' equity	$62,189	$72,332

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statement of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2008	2007

Revenues	$18,324	$16,790

Cost of goods sold	4,593	3,735

Gross profit	13,731	13,055

Operating expenses:
Research and development	2,973	1,965
Sales and marketing	8,118	6,510
General and administrative	9,562	6,276
Total operating expenses	20,653	14,751

Loss from operations	(6,922)	(1,696)

Interest and investment income	110	360
Interest expense	(4)	-
Other income (expense), net	(2)	78
Loss before income taxes	(6,818)	(1,258)
Provision (benefit) for income taxes	(216)	135
Net loss	$(6,602)	$(1,393)

Net loss per share:
Basic and diluted	$(0.42)	$(0.09)

Weighted-average number of shares used in per share calculations:
Basic and diluted	15,621	15,291

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